Scottish Re Announces Closing of $325 Million Collateral Facility Securities Transaction

HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 12, 2005--Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, announced today that it has closed an offering of $325 million Collateral Facility Securities by Stingray Pass-Through Trust issued under Rule 144A. The Collateral Facility Securities allow Scottish Annuity & Life Insurance Company (Cayman) Ltd. ("SALIC") to issue funding agreements at a pre-determined price, without any conditions and at any time, in exchange for a portfolio of highly rated 30-day commercial paper. The Collateral Facility matures on January 12, 2015.

Scott Willkomm, President and Chief Executive Officer of Scottish Re, said, "In addition to enhancing our ability to react to future events, this attractive transaction allows SALIC to use eligible assets as collateral in our reinsurance business. In addition, it will guarantee SALIC's ability and capacity to issue $325 million of funding agreements in the future, without any capital market or execution risk at the time of issuance. This new collateral facility represents an essential part of our strategic funding strategy and the efficient management of our capital."

UBS Securities LLC acted as sole bookrunner, and Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as co-managers on the transaction.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

    CONTACT: Brunswick Group
             Ellen Barry/Diana Drobiner, 212-333-3810

    SOURCE: Scottish Re Group Limited